SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

September 21, 2004

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Illinois	1-15659	74-2928353
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Address of principal executive offices including Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

As more fully discussed below in Item 4.02, on September 22, 2004, Dynegy Inc. (“Dynegy” or the “Company”) issued a press release announcing that the previously issued financial statements contained in its 2003 Form 10-K and first and second quarter 2004 Form 10-Qs should not be relied upon because of errors in those financial statements and that those financial statements would be restated to make the necessary accounting adjustments.

Item 2.06 Material Impairments.

In the fourth quarter of 2003, the Company recorded a $242 million goodwill impairment to reflect the fair value of its regulated energy delivery business. As more fully discussed below in Item 4.02, the Audit and Compliance Committee of the Board of Directors of Dynegy (“Audit Committee”) concluded on September 21, 2004, upon the recommendation of management and in consultation with its independent auditors, PricewaterhouseCoopers (“PwC”), that an additional after-tax impairment charge of approximately $259 million should have been reflected in the fourth quarter 2003 and additional after-tax impairments of $4 million and $2 million should have been reflected in the first and second quarters of 2004, respectively. Neither the initial impairment nor the additional impairments will result in cash expenditures by the Company.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On September 22, 2004, Dynegy issued a press release announcing that, on September 21, 2004, the Audit Committee concluded that the previously issued financial statements contained in the Company’s 2003 Form 10-K and first and second quarter 2004 Form
10-Qs should not be relied upon because of errors in those financial statements and that the Company would restate those financial statements to make the necessary accounting adjustments.

The restatements, which will be effected through amendments to Dynegy’s 2003 Form 10-K and first and second quarter 2004 Form 10-Qs, relate to Dynegy’s (i) previously disclosed goodwill impairment charge associated with the pending sale of Illinois Power Company (“Illinois Power”) and (ii) deferred income tax accounts.

The previously disclosed $242 million goodwill impairment, which was taken by Dynegy to reflect the fair value of Illinois Power, was originally recorded in the fourth quarter 2003. Recently, while preparing to record the sale of Illinois Power, Dynegy identified a deferred tax asset that was excluded from its fourth quarter 2003 impairment analysis. Dynegy’s exclusion of this asset understated the net book value of the assets and, as a result, understated the impairment that had been recorded in the fourth quarter 2003. The Company, in consultation with PwC, concluded that an additional after-tax impairment charge of $259 million should have been reflected in the fourth quarter 2003 and additional after-tax impairments of $4 million and $2 million should have been reflected in the first and second quarters of 2004, respectively.

As previously disclosed in Dynegy’s second quarter 2004 Form 10-Q, the Company is currently engaged in an evaluation of its tax accounting and reconciliation controls and processes, including an income tax review initiative. Through this initiative, Dynegy has also determined that adjustments related to its deferred income tax accounts in periods prior to 2004 are required. As Dynegy has not completed its analysis of all deferred income tax items, it is currently unable to determine the amount of the adjustments and the periods affected with certainty. However, Dynegy does anticipate, based on its ongoing review of these tax items, that these adjustments will reduce the Company’s deferred tax liability reflected on the balance sheet. Dynegy is working to complete this review as expeditiously as possible.

Based upon these matters, Dynegy expects to file amendments to its 2003 Form 10-K and first and second quarter 2004 Form 10-Qs, reflecting the additional impairment charges of $265 million and all necessary deferred tax adjustments, prior to filing its third quarter 2004 Form 10-Q in November 2004. Accordingly, the referenced financial statements should not be relied upon until such time as Dynegy files its restatements.

The decision to restate prior financial statements based on these matters was made by the Audit Committee, upon the recommendation of management and with the concurrence of PwC. Dynegy believes that the adjustments will not impede the completion of the sale of Illinois Power, which remains on schedule to close before the end of 2004, or impact the Company’s current cash and liquidity positions or its previously announced 2004 earnings guidance estimate of $0.03 to $0.08 per share.

The Audit Committee has discussed with PwC, Dynegy’s independent auditors, the matters disclosed in this Current Report on
Form 8-K.

A copy of Dynegy’s September 22nd press release is attached hereto as exhibit 99.1 and is incorporated herein by this reference. A copy of Dynegy’s September 22nd message to employees and letter to the financial community are also attached hereto as exhibits 99.2 and 99.3, respectively. In addition, this current report on Form 8-K and the September 22nd press release, message to employees and letter to the financial community contain statements intended as “forward-looking statements” which are subject to the cautionary statements about forward-looking statements set forth in the press release and the letter to the financial community.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired: Not applicable

(b) Pro Forma Financial Information: Not applicable

(c) Exhibits:

Exhibit No.	Document

99.1	Press Release dated September 22, 2004.

99.2	Message to Employees dated September 22, 2004.

99.3	Letter to the Financial Community dated September 22, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC. (Registrant)

Dated: September 22, 2004	By:	/s/ CAROL F. GRAEBNER
	Name:	Carol F. Graebner
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press Release dated September 22, 2004.

99.2	Message to Employees dated September 22, 2004.

99.3	Letter to the Financial Community dated September 22, 2004.